                           SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[_]  Definitive Proxy Statement               RULE 14A-6(E)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           CustomTracks Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           CustomTracks Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

                           CustomTracks Corporation
                              One Galleria Tower
                                13355 Noel Road
                                  Suite 1555
                           Dallas, Texas 75240-6604

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held September 14, 1999

     Notice is hereby given that the Annual Meeting of the Stockholders of CustomTracks Corporation ("CustomTracks") will be held on September 14, 1999 at 9:00 a.m. (registration to begin at 8:30 a.m.), local time, at 4200 Cityplace, 2711 North Haskell Avenue, Amphitheater, Dallas, Texas 75204-2910, for the following purposes:

          1. To consider and vote upon a proposal to elect David P. Cook, Michael E. Keane, James S. Marston, Jack L. Martin, Antonio R. Sanchez, Jr., Dr. Ben G. Streetman and Mark A. Tebbe as directors of CustomTracks;

          2. To amend CustomTracks' Articles of Incorporation to change CustomTracks' name to "ZixIt Corporation;"

          3. To amend CustomTracks' Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.01, from 30 million to 175 million shares;

          4. To approve the adoption of the CustomTracks Corporation 1999 Directors' Stock Option Plan; and

          5. To transact any other business that properly comes before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on July 23, 1999 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. The stock transfer books will not be closed.

     CustomTracks would like you to attend the meeting, but understands that you may not be able to do so. For your convenience, and to ensure that your shares are represented and voted according to your wishes, we have enclosed a proxy card for you to use. Please sign and date the proxy card and return it to us as soon as possible. We have provided you with a postage-paid envelope to return your proxy card. If you attend the meeting, you may revoke your proxy and vote in person.

                                    By Order of the Board of Directors


                                    Ronald A. Woessner
                                      Secretary
Dallas, Texas
August 10, 1999

                            CustomTracks Corporation

                               One Galleria Tower
                                13355 Noel Road
                                   Suite 1555
                            Dallas, Texas 75240-6604

                                PROXY STATEMENT
                                      FOR
                       THE ANNUAL MEETING OF STOCKHOLDERS

                         To Be Held September 14, 1999

                                  SOLICITATION

     The Board of Directors of CustomTracks Corporation ("CustomTracks") is soliciting your proxy in the form of the enclosed proxy card for use at the Annual Meeting of Stockholders of CustomTracks to be held on September 14, 1999, at 9:00 a.m. (registration beginning at 8:30 a.m.), local time, at 4200 Cityplace, 2711 North Haskell Avenue, Amphitheater, Dallas, Texas 75204-2910, as set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice") and at any adjournment thereof. This Proxy Statement and the enclosed proxy card are being mailed to stockholders on or about August 10, 1999.


                       RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on July 23, 1999 will be entitled to vote on matters presented at the meeting or any adjournment thereof.

     As of June 30, 1999, there were issued and outstanding 15,267,929 shares of $.01 par value common stock of CustomTracks. The holders of a majority of the shares of common stock entitled to vote at the meeting must be represented at the meeting in person or by proxy to have a quorum for the meeting and to act on the matters specified in the Notice. Votes withheld from any director nominee will be counted in determining whether a quorum has been reached. Under the Articles of Incorporation of CustomTracks, each share of common stock is entitled to one vote on all matters brought before the meeting or any adjournment thereof.

     Assuming a quorum is present, the affirmative vote of a plurality of the shares of common stock voted and entitled to vote for the election of directors is required for the election of directors. Votes may be cast in favor of, or withheld from, a director nominee. Votes that are withheld from a particular nominee will not affect the outcome of the vote. In the election of directors, stockholders are not entitled to cumulate their votes and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement. The affirmative vote of at least two-thirds of the outstanding shares of common stock entitled to vote thereon is required to approve the amendment of CustomTracks' Articles of Incorporation to change CustomTracks' name to "ZixIt Corporation" and to increase the number of authorized shares of common stock, par value $0.01, from 30 million to 175 million shares. The affirmative vote of a majority of the shares of common stock entitled to vote on, and that voted for or against or expressly abstained with respect to, the matter is required to approve the adoption of the proposed CustomTracks Corporation 1999 Directors' Stock Option Plan and any other matters that properly come before the meeting.

     Under applicable rules, brokers who hold shares in street name have the authority to vote in favor of all matters specified in the Notice, if they do not receive contrary voting instructions from beneficial owners. Under applicable law, if a broker has not received voting instructions with respect to certain shares and gives a proxy for those shares, but does not vote the shares on a particular matter, those shares will not affect the outcome of the vote with respect to that matter. Any stockholder that is present at the meeting, either in person or by proxy, but abstains from voting, will be counted for purposes of determining whether a quorum exists, even if the stockholder abstains from voting. An abstention will not be counted as an affirmative or negative vote in the election of the directors. With respect to all other matters, an abstention would have the same effect as a vote against the proposal. The stockholders of CustomTracks have no appraisal rights under Texas law with respect to the proposals specified in the Notice.

     Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice to CustomTracks or by attending the meeting in person and voting such shares. Where a stockholder has appropriately specified how a proxy is to be voted, it will be voted accordingly, and where no specific direction is given, it will be voted FOR adoption of each of the proposals set forth in the Notice and at the discretion of the proxy holders on any matter proposed to come before the meeting that was not brought to the attention of CustomTracks by June 7, 1999.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning beneficial ownership of CustomTracks' common stock as of June 30, 1999, by (i) each person who is known by CustomTracks to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director and executive officer of CustomTracks and (iii) all directors and executive officers as a group.

                                                    Amount and Nature
                                               of Beneficial Ownership (1)
                                   ----------------------------------------------

                                                            Percentage of Total
                                   Number of Shares        Shares Outstanding (2)
                                   ----------------        ----------------------
David P. Cook (3)                         2,748,140                   15.33%
Michael E. Keane (4)                         27,500                       *
Douglas H. Kramp                                  0                       *
James S. Marston (4)                         37,500                       *
Jack L. Martin (4)                           25,000                       *
Antonio R. Sanchez, Jr. (5)               1,779,276                   11.63%
Dr. Ben G. Streetman (4)                     27,500                       *
Mark A. Tebbe                                 7,500                       *
Ronald A. Woessner (6)                      102,319                       *
Steve M. York (7)                           179,255                    1.17%
Dimensional Fund Advisors, Inc.             958,424                    6.28%
 1299 Ocean Avenue
 11/th/ Floor
 Santa Monica, California 90401

White Rock Capital, Inc.                            1,386,500         9.08%
 3131 Turtle Creek Boulevard
 Suite 800
 Dallas, Texas 75219
All directors and executive officers as a group     4,933,990        27.09%

__________________

* Denotes ownership of less than 1%.

(1) Except as otherwise noted, each person has sole voting and investment power over the common stock shown as beneficially owned, subject to community property laws where applicable. Except as otherwise noted, the address for each beneficial owner is c/o CustomTracks, One Galleria Tower, 13355 Noel Road, Suite 1555, Dallas, Texas 75240-6604.

(2) Shares of common stock that were not outstanding but could be acquired upon exercise of an option within 60 days of June 30, 1999, are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by a particular person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(3) Includes 2,659,140 shares that Mr. Cook has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1999.

(4) This individual has the right to acquire these shares under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1999.

(5) Includes 131,251 shares that are owned by family members of Mr. Sanchez or by trusts for which Mr. Sanchez serves as trustee or is a beneficiary. Of such 131,251 shares, (i) 9,375 shares are held by family members of Mr. Sanchez; (ii) 82,500 shares, over which Mr. Sanchez exercises voting, investment and disposition power, are held in trusts for which Mr. Sanchez acts as trustee for the benefit of other persons and (iii) 39,376 shares, over which Mr. Sanchez does not have voting, investment or disposition powers, are held in a trust for the benefit of Mr. Sanchez and certain of his family members. Also, includes 35,000 shares that Mr. Sanchez has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1999.

(6) Includes 2,500 shares that are held in a trust for which Mr. Woessner acts as trustee for the benefit of another person and 59,249 shares that Mr. Woessner has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1999.

(7) Includes 74,800 shares that Mr. York has the right to acquire under outstanding stock options that are currently exercisable or that become exercisable within 60 days of June 30, 1999 and 51,700 shares that are subject to forfeiture to CustomTracks under certain circumstances.

                                   MANAGEMENT

Directors, Executive Officers and Significant Employees

     The following table sets forth, as of June 30, 1999, the names of the directors, executive officers and other significant employees of CustomTracks and their respective ages and positions with CustomTracks.

Name                         Age                                  Position
---------------------------  ---  --------------------------------------------------------------------------------------------------

David P. Cook (1)(3)          47  Director, Chairman, President and Chief Executive Officer
Michael E. Keane (2)(4)       43  Director
Douglas H. Kramp              37  Executive Vice President, Strategic Business Development; and Executive Vice President and Chief
                                  Executive Officer, ZixMail.com, Inc.
Dr. G. Gary Liu               44  Chief Technical Officer, ZixMail.com, Inc.
James S. Marston (1)(4)       66  Director
Jack L. Martin (2)(4)         45  Director
Antonio R. Sanchez, Jr.
 (1)(3)                       56  Director
Dr. Ben G. Streetman (2)(3)   60  Director
Mark A. Tebbe                 37  Director
Ronald A. Woessner            42  Vice President, General Counsel and Secretary
Steve M. York                 48  Senior Vice President, Chief Financial Officer and Treasurer

____________________

(1)  Member of the Executive Committee.
(2)  Member of the Audit Committee.
(3)  Member of the Nominating Committee.
(4)  Member of the Compensation and Stock Option Committee.

     David P. Cook became a director of CustomTracks in December 1995 and was appointed Chairman, President and Chief Executive Officer in April 1998. He most recently served as Chairman and Chief Executive Officer of ARBImetrics Corporation, a Dallas-based investment company that he founded. Mr. Cook previously served as a director of CustomTracks from 1984 until 1990, serving as Chairman of the Executive Committee until 1990. Mr. Cook founded Blockbuster Entertainment Corporation and was its Chief Executive Officer from its inception until 1987. Prior to that, he was Chairman of Cook Data Services, Inc., a software company that he also founded.

     Michael E. Keane became a director of CustomTracks in November 1997. Mr. Keane has been Senior Vice President and Chief Financial Officer of UNOVA, Inc. ("UNOVA") since November 1997. UNOVA comprises the former industrial technology businesses spun off from Western Atlas, Inc. in October 1997, where Mr. Keane was also Senior Vice President and Chief Financial Officer from October 1996 until October 1997 and Vice President and Treasurer from March 1994 until October 1996. Prior to that, he was Corporate Director, Pensions and Insurance, for Litton Industries, Inc. from February 1991 until March 1994.

     Douglas H. Kramp joined CustomTracks in May 1999 as Executive Vice President, Strategic Business Development. Mr. Kramp was subsequently appointed to the positions of Executive Vice President and Chief Executive Officer of ZixMail.com, Inc., a wholly-owned subsidiary of CustomTracks. Prior to joining CustomTracks, Mr. Kramp was Executive Vice President, Strategic Business Units, for

PageMart Wireless, Inc. Mr. Kramp was also the founder of Artificial Linguistics, Inc., a Dallas-based software company, where he directed the release of "PowerEdit," a software program that won PC Magazine's "Editor's Choice Award" in 1992.

     Dr. G. Gary Liu became an employee of CustomTracks in January 1999 and was subsequently appointed to the position of Chief Technical Officer of ZixMail.com, Inc. From 1997 until beginning employment with CustomTracks, Dr. Liu was President of Securisys Corporation, a digital signature, start-up enterprise that he founded, and for a few years prior to that, he was President of American Advanced Technology, Inc., a privately-held telecommunications design consulting company. Dr. Liu has a doctorate degree in physics from the California Institute of Technology (Caltech).

     James S. Marston became a director of CustomTracks in September 1991. From September 1987 through February 1998, Mr. Marston served as a Senior, or Executive, Vice President and the Chief Information Officer of APL Limited, a U.S.-based intermodal shipping company. Between 1986 and 1987, Mr. Marston served as President of AMR Technical Training Division, AMR Corporation.

     Jack L. Martin became a director in August 1998. Mr. Martin is Chairman and founder of Public Strategies, Inc., an international strategic communications firm that specializes in advising Fortune 500 companies. Mr. Martin currently serves as a director for the Scott and White Memorial Hospital and Scott, Sherwood and Brindley Foundation, the Caesar Kleberg Foundation and KLRU-TV. For many years, Mr. Martin served on former U.S. Senator Bentsen's staff and held the position of Executive Assistant to the Senator. He served on the Board of Regents of the Texas State University System from 1985 to 1991 and was elected Chairman in 1988. Mr. Martin served as the chair of the Texas National Research Laboratory Commission, the Texas state agency that oversaw the National Superconducting Super Collider project.

     Antonio R. Sanchez, Jr. was one of the early investors in CustomTracks in 1987 and became a director of CustomTracks in February 1993. Presently, Mr. Sanchez is Chairman and Chief Executive Officer of Sanchez Oil & Gas Corporation. Mr. Sanchez also holds interests in banking, real estate development, industrial parks and various other investments. Mr. Sanchez serves as a director of International Bank of Commerce ("IBC") and as a director and stockholder of IBC's publicly-traded holding company, International Bancshares Corporation. Mr. Sanchez is also a member of the University of Texas Board of Regents.

     Dr. Ben G. Streetman became a director in July 1998. Dr. Streetman is Dean of the College of Engineering at the University of Texas at Austin and holds the Dula D. Cockrell Centennial Chair in Engineering. He is a Professor of Electrical and Computer Engineering and was the founding director of the Microelectronics Research Center from 1984 until 1996. He is also a member of the Board of Directors for National Instruments and Global Marine.

     Mark A. Tebbe became a director in March 1999. Mr. Tebbe is President and Chief Executive Officer of Lante Corporation, a privately-held Internet commerce solutions and consulting firm. He is a contributing editor to InfoWorld, a weekly industry publication. He is also affiliated with several technology, software and charity boards, including COMDEX Conference, Chicago Software Association, Guru, Inc., Saranac and Bionomics.

     Ronald A. Woessner joined CustomTracks in April 1992 as General Counsel.
He was appointed Vice President in December 1993. He was previously a corporate and securities attorney with the Dallas-based law firm of Johnson & Gibbs, P.C.

     Steve M. York joined CustomTracks in April 1990 as Vice President, Chief Financial Officer and Treasurer. He was appointed Senior Vice President in April 1994. Mr. York, a Certified Public Accountant, previously held various financial management positions with commercial operating companies and was employed by Arthur Young & Co. (now Ernst & Young LLP).

     Each director serves until the next annual meeting of stockholders, and until the director's successor is duly elected and qualified, unless earlier removed in accordance with CustomTracks' bylaws. Officers serve at the discretion of the Board of Directors.

     See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS -- Transactions with Management and Related Parties" for a description of transactions between CustomTracks and certain directors and executive officers of CustomTracks.

Meeting Attendance and Committees of the Board

     CustomTracks has an Audit Committee of the Board of Directors, which is currently comprised entirely of non-employee directors. The members of the committee are Michael E. Keane, Dr. Ben G. Streetman and Jack L. Martin. The committee has responsibility and authority for recommending to the Board of Directors the auditors to serve as the independent auditors of CustomTracks' books, records and accounts; reviewing the scope of audits made by the independent auditors; and receiving and reviewing the audit reports submitted by the independent auditors. The committee met once during the year ended December 31, 1998.

     CustomTracks has a Compensation and Stock Option Committee, which is currently comprised entirely of non-employee directors. The members of the committee are James S. Marston, Michael E. Keane and Jack L. Martin. The committee administers CustomTracks' stock option plans and executive compensation, although any proposed compensation arrangements and option grants for CustomTracks' corporate officers require approval of the entire Board of Directors. The committee did not meet during the year ended December 31, 1998.

     CustomTracks has a Nominating Committee, which is currently comprised of Antonio R. Sanchez, Jr., David P. Cook and Dr. Ben G. Streetman. The committee is responsible for recommending to the Board of Directors the director nominees for the upcoming year. The committee will consider nominees for the Board of Directors suggested by CustomTracks' stockholders. Stockholders desiring to submit nominations should forward them no later than April 12, 2000, to the Secretary of CustomTracks, Ronald A. Woessner, at CustomTracks' principal executive offices. The committee met once during the year ended December 31, 1998.

     CustomTracks has an Executive Committee, which is currently comprised of David P. Cook, James S. Marston and Antonio R. Sanchez, Jr. The Executive Committee has the authority to exercise the full powers of the Board of Directors, subject to certain exceptions. The Executive Committee did not meet during the year ended December 31, 1998.

     The Board of Directors met on nine occasions during the year ended December 31, 1998. All directors, except Dr. Streetman, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which the director served. Dr. Streetman, who served on the Board of Directors for part of the year, attended one of the two meetings that occurred during his tenure.

Section 16(a) Beneficial Ownership Reporting Compliance

     During 1998, Steve York and former executive officers John Wilson and Michael Wolpert failed to timely file one Form 4. In each case, the filing related to one exercise of stock options held by them, which exercise was exempt from Section 16(b) of the Securities and Exchange Act of 1934 by virtue of Rule 16b-3 thereunder. Also during 1998, Antonio R. Sanchez, Jr. failed to timely file one Form 4 with respect to four open market purchases made by him during a single month. In all cases, the filings were promptly made as soon as the oversight was discovered.


               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

     Summary Compensation Table


     The following table sets forth the compensation paid to the named CustomTracks' executive officers for services rendered to CustomTracks for the periods indicated. Immediately following the table are summaries of employment-related contracts with these executive officers.


                          SUMMARY COMPENSATION TABLE

                                                                                          Long-Term Compensation
                                                                             -------------------------------------
                                            Annual Compensation                        Awards           Payouts
                                         ----------------------------------  -------------------------  ----------
                                                                Other                       Number of
                                                                Annual        Restricted     Securities             All Other
                                                               Compen-         Stock        Underlying   LTIP        Compen-
Name and Principal Position      Year     Salary     Bonus      sation         Award          Options    Payouts     sation(9)
-----------------------------  --------  ----------  -------  -------------  -----------  ------------  ----------   ------------
David P. Cook (1)                  1998  $      ---  $   ---  $     3,750(1) $      ----     4,254,627        ----   $       ----
 President, Chief Executive        1997         ---      ---       15,000(1)        ----         2,500        ----           ----
 Officer and Chairman              1996         ---      ---       15,000(1)        ----         2,500        ----           ----
 of the Board
Stuart M. Evans (2)                1998     104,953   31,486      418,948(2)      68,430(5)       ----        ----            371
 Former President,                 1997     209,042     ----         ----           ----          ----        ----          1,376
 Electronic Security Group         1996     180,550   46,958         ----         34,500        15,000(5)     ----           ----
G. Russell Mortenson (3)           1998      50,000     ----      654,327(3)        ----          ----        ----           ----
 Former President, Chief           1997     300,000     ----         ----           ----       221,838(6)     ----          2,574
 Executive Officer and             1996     300,000   58,536         ----        172,500        80,000(7)     ----          1,440
 Chairman of the Board
Ronald A. Woessner                 1998     150,000   50,000         ----           ----        38,625        ----          5,156
 Vice President, General           1997     130,000    9,100         ----           ----        20,000        ----          1,820
 Counsel and Secretary             1996     120,000   21,291         ----           ----         5,000        ----          1,715
Michael H. Wolpert (4)             1998     175,083   60,379    1,468,600(4)      43,750(8)       ----        ----          2,106
 Former President,                 1997     170,500   34,807         ----           ----        20,000(8)     ----          4,077
 Cardkey Systems                   1996     155,000   55,425         ----           ----        10,000        ----          1,875
Steve M. York                      1998     193,000   50,000         ----         93,750(8)       ----        ----          2,800
 Senior Vice President,            1997     193,000     ----         ----           ----        25,000(8)     ----          2,000
 Chief Financial Officer           1996     175,000   43,162         ----         67,275        30,000(7)     ----          1,440
 and Treasurer

-----------------------------------------
(1) In February 1998, Mr. Cook became Chairman, President and Chief Executive Officer of CustomTracks. See "Employment and Severance Contracts with Certain Executive Officers" below for a description of the employment arrangement with Mr. Cook. "Other Annual Compensation" and option awards for 1997 and 1996 represent director fees and director options paid or given prior to Mr. Cook's employment.
(2) In June 1998, in connection with the sale of a CustomTracks' subsidiary, Mr. Evans' employment with CustomTracks ceased. "Other Annual Compensation" for 1998 represents a cash severance payment to Mr. Evans. Mr. Evans' compensation was paid in U.K. pound sterling and has been translated to U.S. dollars at the applicable average rate.
(3) Mr. Mortenson's employment with CustomTracks ceased in February 1998. "Other Annual Compensation" for 1998 represents a cash severance payment paid to Mr. Mortenson.
(4) In November 1998, in connection with the sale of Cardkey Systems and related entities ("Cardkey"), Mr. Wolpert's employment with CustomTracks ceased. "Other Annual Compensation" for 1998 represents a cash incentive payment to Mr. Wolpert for his successful efforts in concluding the sale of Cardkey.
(5) The "Number of Securities Underlying Options" as originally reported in CustomTracks' 1997 Proxy Statement for Mr. Evans included 15,000 shares which were "restricted shares" issuable for no additional consideration when a like number of option shares were exercised and held for the requisite period. In 1998, when the corresponding options were exercised, these "restricted shares" were issued. They are now reflected in the table under "Restricted Stock Award" for 1998, and the number of shares reflected in the table under "Number of Securities Underlying Options" for 1996 has been correspondingly reduced by the number of "restricted shares" issued.
(6) The number of shares that may be received under 1997 option grants includes 73,946 shares that represent "restricted shares" issuable for no additional consideration if and when a like number of option shares are exercised and held for the requisite period.
(7) The number of shares that may be received under 1996 option grants includes 40,000 and 15,000 shares for Messrs. Mortenson and York, respectively, which represent "restricted shares" issuable for no additional consideration if and when a like number of option shares are exercised and held for the requisite period.
(8) The "Number of Securities Underlying Options" as originally reported in CustomTracks' 1998 Proxy Statement for Messrs. Wolpert and York included 10,000 and 25,000 shares, respectively, which were "restricted shares" issuable for no additional consideration when a like number of option shares were exercised and held for the requisite period. In 1998, when the corresponding options were exercised, these "restricted shares" were issued. They are now reflected in the table under "Restricted Stock Award" for 1998, and the number of shares reflected in the table under "Number of Securities Underlying Options" for 1997 has been correspondingly reduced by the number of "restricted shares" issued. The "restricted shares" can be forfeited to CustomTracks if, during the three years following their issuance, (i) the recipient fails to hold the shares received upon exercise of the related stock option for the requisite period or (ii) the recipient's employment is terminated for cause or the recipient separates from employment with CustomTracks under certain other circumstances. The "restricted share" awards provide for, with the consent of the Board of Directors, lapsing of restrictions if the recipient's employment is terminated other than for cause or if the recipient separates from employment with CustomTracks under certain other circumstances.
(9) Represents CustomTracks' contributions to CustomTracks' 401(k) Retirement Plan or CustomTracks' Employee Stock Purchase Plan.

     Employment and Severance Contracts with Certain Executive Officers

     CustomTracks and Mr. Cook are parties to an employment agreement, dated April 29, 1998, which expires April 28, 2001. In consideration of the employment agreement, CustomTracks issued to Mr. Cook options to acquire 4,254,627 shares of CustomTracks' common stock at an exercise price of $7.00 per share (twice the closing price of CustomTracks' common stock on the day preceding the date of the employment agreement). The options have a five-year term and vest quarterly over two years. The options will vest immediately in the event of (i) a change of control (as defined in the agreement) of CustomTracks, (ii) a change of control of any material CustomTracks subsidiary that is engaged in the Internet transaction or secure Internet-messaging businesses or other business involving a concept primarily fostered by Mr. Cook or (iii) Mr. Cook's employment is terminated other than for cause. Mr. Cook will receive no salary under the employment arrangement.

     CustomTracks and Messrs. Woessner and York are parties to severance agreements, which, per the severance agreement formulas (which are based on years of service), as of June 30, 1999, provide for the payment to Mr. Woessner of 17 months, and to Mr. York of 18 months, of each of their base salaries in the event each has good reason (as defined) to resign his employment or if his employment is terminated other than for cause. The severance agreements also provide for the payment to Mr. Woessner of two times, and to Mr. York of three times, each of their annual base salaries in the event his employment terminates after a change in control (as defined) of CustomTracks. The severance agreements also contain confidentiality and non-competition provisions.

     Option Grants Table

     The following table sets forth information relating to stock option grants made by CustomTracks to the named executive officers during the year ended December 31, 1998.


                             OPTION GRANTS IN 1998

                                                                                    Potential Realizable
                                                                                       Value at Assumed
                                                                                    Annual Rates of Stock
                                                                                      Price Appreciation
                                           Individual Grants                           for Option Term
                               -------------------------------------------------   -----------------------------
                               Number of      % of Total
                               Securities      Options
                               Underlying     Granted to   Exercise
                                Options       Employees    Price Per  Expiration
                 Name           Granted        in 1998     Share         Date         5%                  10%
-----------------------------  ----------     ----------   ---------  ----------   -------         -------------
David P. Cook (1)               4,254,627          96.02%  $    7.00  04/29/2003   $   --- (1)     $     --- (1)

Stuart M. Evans (2)                   ---            ---         ---         ---       ---               ---

G. Russell Mortenson (2)              ---            ---         ---         ---       ---               ---

Ronald A. Woessner                 38,625(3)        0.87        3.56  04/28/2008    86,443           219,313

Michael H. Wolpert (2)                ---            ---         ---         ---       ---               ---

Steve M. York                         ---            ---         ---         ---       ---               ---

----------------------------
(1) See "Employment and Severance Contracts with Certain Executive Officers" for a description of the employment arrangement with Mr. Cook. The "Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term" is zero since the exercise price per share of $7.00 is greater than the $3.50 market price of the common stock on the date of grant plus the assumed stock price appreciation.
(2)  Separated from employment with CustomTracks during 1998.
(3) The options vest ratably and become exercisable over three years. In the event of a change in control (as defined) of CustomTracks or a material CustomTracks' subsidiary under specified circumstances, the options become immediately exercisable.

          Aggregated Option Exercises and Year-End Option Value Table

          The following table sets forth information relating to the exercises of stock options by the CustomTracks' executive officers named below during the year ended December 31, 1998, and the value of unexercised stock options as of December 31, 1998.

                    AGGREGATED OPTION EXERCISES IN 1998 AND
                        DECEMBER 31, 1998 OPTION VALUES


                               Option Exercises             Number of Securities
                                 During 1998               Underlying Unexercised                      Value of Unexercised
                            ---------------------
                             Number of                             Options at                         In-the-Money Options at
                              Shares                            December 31, 1998                        December 31, 1998
                                                          --------------------------------           ------------------------------
                             Acquired      Value
           Name             on Exercise   Realized        Exercisable        Unexercisable           Exercisable      Unexercisable
--------------------------  -----------   --------        -----------        -------------           -----------      -------------
David P. Cook (1)                   ---   $    ---          1,093,656            3,190,971           $ 4,079,107      $  11,766,705

Stuart M. Evans (2)              15,000        ---             34,000                  ---                97,375                ---

G. Russell Mortenson (2)         73,946    277,297                ---                  ---                   ---                ---

Ronald A. Woessner                  ---        ---             34,337               65,663               114,682            394,970

Michael H. Wolpert (2)           60,000    254,840                ---                  ---                   ---                ---

Steve M. York                    25,000        ---             61,035               28,765               182,487             91,097

__________________________
(1) See "Employment and Severance Contracts with Certain Executive Officers" for a description of the employment arrangement with Mr. Cook.
(2)  Separated from employment with CustomTracks during 1998.

     Compensation of Directors

     For serving on CustomTracks' Board of Directors and related committees, a "Qualifying External Director" currently receives an annual fee of $15,000. Also, under the terms of CustomTracks' 1996 Directors' Stock Option Plan (the "1996 Plan"), each Qualifying External Director also receives an automatic one-time grant of options to acquire 25,000 shares of CustomTracks' common stock at the time of initial election or appointment to the Board. A Qualifying External Director is a non-employee director who (a) does not, directly or indirectly, beneficially own more than five percent of CustomTracks' common stock, or (b) is not an employee, affiliate or designee to the Board of Directors of a person (other than a person that is a strategic/business partner of CustomTracks) that, directly or indirectly, beneficially owns more than five percent of CustomTracks' common stock. In addition, under the 1996 Plan, a Qualifying External Director receives an automatic annual grant of 2,500 options while continuing to serve on the Board of Directors. Under share ownership guidelines adopted by the Board of Directors, CustomTracks' non-employee directors are encouraged to own at least 10,000 shares of CustomTracks' common stock.

     As noted below under "Proposal 4. Adoption of the CustomTracks Corporation 1999 Directors' Stock Option Plan," on January 28, 1999, the Board of Directors adopted the CustomTracks Corporation 1999 Directors' Stock Option Plan (the "1999 Plan"), subject to the approval of the stockholders of CustomTracks at the meeting. If approved by the stockholders, the 1999 Plan will replace the 1996 Plan, the annual $15,000 retainer fee for participating directors and the director share ownership guidelines.

     Transactions with Management and Related Parties

     In May 1998, CustomTracks acquired Petabyte Corporation ("Petabyte"), a digital data distribution start-up enterprise founded by Mr. Cook. In consideration of the sale of Petabyte, CustomTracks paid Mr. Cook $200,000 and agreed to pay Mr. Cook four annual payments of $200,000 each. Effective March 1999, CustomTracks returned title to a Petabyte patent covering certain digital data distribution concepts to Mr. Cook, while retaining a use license to the patent for a nominal payment. In connection with the return of the patent, CustomTracks' future payments to Mr. Cook, totaling $800,000, have been eliminated.

     In February 1999, CustomTracks entered into an agreement with Lante Corporation ("Lante"), a privately-held Internet commerce solutions and consulting firm, to assist CustomTracks in the development of CustomTracks' Internet transaction and secure Internet-messaging systems. Mr. Tebbe, who was subsequently elected a director of CustomTracks, is President and Chief Executive Officer of Lante and is its majority stockholder. In exchange for the services to be provided by Lante, CustomTracks will pay cash for work performed at discounted rates and has issued options to purchase 500,000 shares of CustomTracks' common stock to Lante at an exercise price of $7.62 per share, the closing price of CustomTracks' common stock on the date of the agreement. The options vest over three years and expire at the end of ten years.

     In April 1999, CustomTracks entered into an agreement with Public Strategies, Inc. ("PSI"), an international strategic communications firm, to assist in the marketing of CustomTracks' Internet transaction and secure Internet-messaging systems. Mr. Martin, a director of CustomTracks, is Chairman of PSI. In exchange for the services to be performed by PSI, CustomTracks will pay PSI a monthly retainer of $75,000.

     Mr. Sanchez, a director of CustomTracks, is a director of the International Bank of Commerce, Laredo, Texas ("IBC"), and a director and stockholder of IBC's publicly-traded holding company, International Bancshares Corporation. CustomTracks formerly had a banking relationship with IBC and maintained a checking account and short-term investments with IBC, which terminated in June 1998. The average month-end balance during 1998 of such checking account and short-term investments was approximately $1,074,000.

     Mr. York is indebted to CustomTracks in the principal amount of $251,425, which amount represents money loaned by CustomTracks to fund the exercise of retention incentive options. Mr. York's indebtedness is represented by promissory notes that bear interest at the rate of 6.61%, 5.61% and 4.66% per annum. All notes are secured by the shares issued upon exercise of the retention incentive options. The notes of Mr. York are due in May 2000, December 2001 and September 2002 (unless becoming due earlier under certain circumstances described in the notes).

     On June 11, 1998, CustomTracks sold its Transportation Systems Group to UNOVA, Inc. ("UNOVA"), effective as of May 31, 1998, resulting in a pre-tax gain of $1,139,000. Mr. Keane, a director of CustomTracks, is Senior Vice President and Chief Financial Officer of UNOVA. As consideration for the sale, CustomTracks received $22,350,000 in cash and 2,211,900 unregistered shares of CustomTracks' common stock that were previously purchased by UNOVA in late 1997. The shares were valued at $10,921,000.

     Compensation Committee Interlocks and Insider Participation

     As noted below under "REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION," the entire Board of Directors established CustomTracks' compensation policies in 1998. Mr. Cook, CustomTracks' President and Chief Executive Officer, participated in deliberations of CustomTracks' Board of Directors concerning executive compensation during the year ended December 31, 1998. Mr. Martin, a director of CustomTracks, is Chairman of Public Strategies, Inc., a firm engaged by CustomTracks to assist in the marketing of its Internet transaction and secure Internet-messaging systems. Mr. Keane, a director of CustomTracks, is Senior Vice President and Chief Financial Officer of UNOVA, Inc., the purchaser of CustomTracks' Transportation Systems Group. Mr. Sanchez, a director of CustomTracks, is a director of the International Bank of Commerce, Laredo, Texas, with which CustomTracks had a banking relationship. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS - Transactions with Management and Related Parties."

          REPORT OF BOARD OF DIRECTORS ON ANNUAL COMPENSATION

     During 1998, CustomTracks hired a new President and Chief Executive Officer and, in the course of transitioning to its new lines of business, sold all of its operating units. As a result of these changes, four of the five most highly compensated CustomTracks executive officers at the beginning of 1998 are no longer employed by CustomTracks.

     Former Executive Officers

     A discussion of the compensation paid to CustomTracks' executive officers that separated from employment with CustomTracks in 1998 follows.

     No bonus was paid in 1998 to Mr. Mortenson, CustomTracks' former President and Chief Executive Officer, who separated from employment with CustomTracks in February 1998. Pursuant to Mr. Mortenson's severance arrangement with CustomTracks, CustomTracks reported an expense of approximately $1 million, which included a cash payment of $654,327, with the balance being primarily attributable to the value of certain option shares awarded to Mr. Mortenson.

     Mr. Evans, the President of CustomTracks' former Electronic Security Group, separated from employment with CustomTracks in July 1998 in connection with the sale of CustomTracks' Cotag International business unit. Mr. Evans received a bonus of $31,486 under the bonus plan applicable to him for the period of time that he was employed with CustomTracks. Also, pursuant to Mr. Evans' severance agreement with CustomTracks, CustomTracks reported an expense of approximately $500,000, which included a cash payment of $418,948, with the balance being attributable to the lapse of restrictions on certain restricted stock shares held by Mr. Evans.

     Mr. Wilson, the President of CustomTracks' former Transportation Systems Group, separated from employment with CustomTracks in June 1998 in connection with the sale of CustomTracks' Transportation

Systems Group business unit. Mr. Wilson earned a bonus of $20,400 under the bonus plan applicable to him for the period of time that he was employed with CustomTracks. Also, pursuant to his separation from employment, CustomTracks reported a $60,938 expense, which was attributable to the lapse of restrictions on certain restricted stock shares held by Mr. Wilson.

     Mr. Wolpert, the President of CustomTracks' former Cardkey Systems unit, separated from employment with CustomTracks in November 1998 in connection with the sale of the Cardkey Systems business unit. Mr. Wolpert received a bonus of $60,379 under the bonus plan applicable to him for the period of time that he was employed with CustomTracks. Also, CustomTracks paid Mr. Wolpert a cash incentive of $1,468,600 for his successful efforts in concluding the sale of Cardkey Systems. Furthermore, pursuant to his separation from employment, CustomTracks reported a $66,250 expense, which was attributable to the lapse of restrictions on certain restricted stock shares held by Mr. Wolpert.

     Executive Officers at December 31, 1998

     At December 31, 1998, CustomTracks' executive officers were David P. Cook, President and Chief Executive Officer; Steve M. York, Senior Vice President and Chief Financial Officer; and, Ronald A. Woessner, Vice President and General Counsel.

     Mr. Cook receives no salary from CustomTracks. The compensation under his employment arrangement consists entirely of options to acquire 4,254,627 shares of CustomTracks' common stock at an exercise price of $7.00 per share. See "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS - Employment and Severance Contracts with Certain Executive Officers" for the terms of the employment and option agreements. Since Mr. Cook's compensation is entirely stock based, his interests are aligned precisely with that of CustomTracks' stockholders. Mr. Cook's employment arrangement was approved, in principle, by the entire Board of Directors, while the details were negotiated by an ad-hoc committee of the Board consisting of outside directors, with the assistance of CustomTracks' General Counsel and special outside counsel retained by CustomTracks. The Board believes that the employment arrangement is appropriate in light of Mr. Cook's demonstrated prior success in founding and nurturing start-up and development stage enterprises.

     Mr. York did not receive any increase in base salary for 1998, although CustomTracks did increase the base salary for Mr. Woessner to remain competitive with salaries being paid for comparable positions. Messrs. York and Woessner received bonuses for 1998 in recognition of their successful efforts in effecting the disposition of CustomTracks' operating units. Neither Mr. York nor Mr. Woessner received any increase in base salary compensation for 1999.

     CustomTracks also uses stock option grants under CustomTracks' stock option plans to link executive compensation to stock price performance and to provide long-term incentives.

     Internal Revenue Code (S)162(m) Compliance

     Compensation in excess of $1 million per year realized by any of CustomTracks' five most highly compensated executive officers is not deductible by CustomTracks for federal income tax purposes unless the compensation arrangement complies with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended. In 1998, none of CustomTracks' named executive officers earned compensation that was not deductible for federal income tax purposes except for $828,600 paid to Mr. Wolpert, which was not deductible under the golden parachute provisions of Section 280G of the Internal Revenue Code.

     The options granted to Mr. Cook in 1998 will, during the year of exercise, likely result in Mr. Cook realizing compensation in excess of $1 million, depending on the number of options exercised and the price of the CustomTracks' stock at the time. These options do not comply with the requirements of Section 162(m), which, among other things, would have required CustomTracks to obtain stockholder approval of the option grant. When CustomTracks and Mr. Cook were discussing his potential employment, time was of the essence. Seeking stockholder approval of his option grant would have, in the Board's opinion, imposed an unwarranted and harmful delay in completing the employment arrangement and Mr. Cook commencing his employment duties.

                              BOARD OF DIRECTORS
                              ------------------

                              David P. Cook
                              Michael E. Keane
                              James S. Marston
                              Jack L. Martin*
                              Antonio R. Sanchez, Jr.
                              Dr. Ben G. Streetman*
                              Mark A. Tebbe*

------------------------
* Many of the compensation decisions discussed above were made prior to Messrs. Martin and Tebbe and Dr. Streetman being appointed to the Board.


     This Report will not be deemed to be incorporated by reference in any filing by CustomTracks under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 ("Exchange Act"), except to the extent that CustomTracks specifically incorporates this Report by reference.

     Performance Graph

     The following graph shows a comparison of cumulative total returns of an investment in (i) CustomTracks' common stock, (ii) the Center for Research in Securities Prices ("CRSP") Total Return Index for The NASDAQ Stock Market (U.S. companies) and (iii) the CRSP Total Return Index for NASDAQ Electronic Component Stocks, in each case, for the period since December 31, 1993. The comparison assumes $100 was invested on December 31, 1993, in CustomTracks' common stock and in each of the two indices and assumes reinvestment of dividends. A listing of the companies comprising each of the CRSP-NASDAQ indices used in the following graph is available, without charge, upon written request.


                             [GRAPH APPEARS HERE]


                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                        AMONG CUSTOMTRACKS CORPORATION
                      CRSP-NASDAQ STOCK MARKET (U.S.) AND
                    CRSP-NASDAQ ELECTRONIC COMPONENT STOCKS

                                                   CRSP-NASDAQ
                                     CRSP-NASDAQ   ELECTRONIC
Measurement period    CUSTOMTRACKS  STOCK MARKET    COMPONENT
(Year Covered)        CORPORATION      (U.S.)        STOCKS
--------------------  ------------  -------------  -----------
     12/93               $100.00       $100.00        $100.00
     12/94               $ 40.10       $ 97.75        $110.49
     12/95               $ 21.35       $138.26        $182.99
     12/96               $ 27.54       $170.01        $316.46
     12/97               $ 16.67       $208.58        $331.74
     12/98               $ 44.53       $293.21        $512.87

     The stock price performance depicted in the above graph is not necessarily indicative of future price performance. The Performance Graph (the "Graph") will not be deemed to be incorporated by reference in any filing by CustomTracks under the Securities Act or the Exchange Act, except to the extent that CustomTracks specifically incorporates the Graph by reference.

                   MATTERS TO BE BROUGHT BEFORE THE MEETING

     Proposal 1.  Election of Directors

     Seven directors will be elected at the meeting. The persons named below have been nominated for election as directors. Should any nominee become unable or unwilling to accept nomination or election, no person will be substituted in his stead, and the Board of Directors, in accordance with the bylaws of CustomTracks, will by resolution reduce the number of members of the Board of Directors accordingly. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected, and to the knowledge of the Board of Directors, each of the nominees intends to serve the entire term for which election is sought.

Name (1)                                    Principal Occupation                    Director Since
-------------------------  -------------------------------------------------------  --------------
David P. Cook              Chairman, President and Chief Executive Officer,              1995/(2)/
                           CustomTracks Corporation

Michael E. Keane           Senior Vice President and Chief Financial Officer,            1997
                            UNOVA, Inc.

James S. Marston           Private Investor                                              1991

Jack L. Martin             Chairman, Public Strategies, Inc.                             1998

Antonio R. Sanchez, Jr.    Chairman and Chief Executive Officer, Sanchez Oil &           1993
                            Gas Corporation

Dr. Ben G. Streetman       Dean, College of Engineering at the University of Texas       1998
                            at Austin

Mark A. Tebbe              President and Chief Executive Officer,                        1999
 c                          Lante Corporation

s
______________________________
(1) For information concerning the ages, business experience and background of the nominees, see "MANAGEMENT -- Directors and Executive Officers."

(2)  Mr. Cook also served on CustomTracks' Board of Directors from 1984 to
     1990.

     THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

     Proposal 2. Amendment to the Articles of Incorporation to Change the Name of CustomTracks to ZixIt Corporation

     CustomTracks has announced two new products, ZixMail(TM) (a secure Internet-messaging system) and ZixCharge(TM) (an Internet transaction system). Accordingly, CustomTracks proposes to amend its Articles of Incorporation to formally change its name to ZixIt Corporation. CustomTracks believes that this name is appropriate for its new line of technology since two of its expected new products use the "Zix" prefix. To that end, CustomTracks has filed for federal trademark/service mark protection for the names ZixIt, ZixMail, ZixCharge and related marks. This amendment was approved by the Board of

Directors, and the Board recommends stockholder approval. If this proposal is approved by the stockholders, an amendment to CustomTracks' Articles of Incorporation will be filed to effect the name change as promptly as practicable.

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock, in person or by proxy, is required to approve the proposal to amend CustomTracks' Articles of Incorporation to formally change the name of CustomTracks to ZixIt Corporation.

     THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE ADOPTION OF THIS AMENDMENT TO CUSTOMTRACKS' ARTICLES OF INCORPORATION TO FORMALLY CHANGE THE NAME OF CUSTOMTRACKS TO ZIXIT CORPORATION.

     Proposal 3. Amendment to the Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock

     CustomTracks presently has authorized for issuance 30 million shares of common stock, par value $0.01 per share. The Board of Directors has approved and recommends that the stockholders of CustomTracks adopt an amendment to CustomTracks' Articles of Incorporation to increase the number of authorized shares of common stock from 30 million to 175 million shares. As of June 30, 1999, there were approximately 15.3 million common stock shares outstanding and an additional approximately 5.7 million shares reserved for issuance in connection with CustomTracks' stock option plans and options held by third parties, for a total of approximately 21 million shares. This would leave approximately 9 million common stock shares available for future uses.

     Although the Board of Directors has no present plans, arrangements, understandings or commitments to issue the additional authorized shares of common stock if this proposal is adopted, the proposed increase in authorized shares will provide CustomTracks with the capability and flexibility in its capital structure for investments and acquisitions, stock splits or stock dividends, stock option and other stock based incentive plans, future financings, using stock options to compensate third-party consulting and software development firms, and for other general corporate purposes. Accordingly, the Board believes that the proposed amendment to increase the number of authorized shares of common stock should be approved. If this proposal is approved by the stockholders, an amendment to CustomTracks' Articles of Incorporation will be filed to effect the increase in the number of authorized shares of common stock as promptly as practicable.

     The number of authorized shares of CustomTracks' preferred stock would remain unchanged as a result of this proposal.

     Authorized but unissued shares of CustomTracks' common stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate. No further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of common stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of NASDAQ or any stock exchange on which CustomTracks' shares may then be listed. The additional shares of common stock to be authorized will have the same status as presently authorized common stock. The stockholders do not have any right to purchase or subscribe for any part of any new or additional issuance of CustomTracks' securities. To the extent that the additional authorized shares are issued in the future, they would decrease the existing stockholders' relative percentage ownership in CustomTracks.

     The proposed increase in authorized shares of common stock is not intended to impede a change in control of CustomTracks, and CustomTracks is not aware of any current efforts to acquire control of CustomTracks. However, it is possible that the additional shares could be issued as a means of preventing or discouraging an unsolicited change in control of CustomTracks. The issuance of additional shares could be used to dilute the ownership of anyone seeking to gain control of CustomTracks or could be placed with an entity opposed to a change in control. Management has no present intention to propose any anti-takeover measures in future proxy solicitations.

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock, in person or by proxy, is required to approve the proposal to amend CustomTracks' Articles of Incorporation to increase the number of authorized shares of common stock from 30 million to 175 million.

     THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE ADOPTION OF THIS AMENDMENT TO CUSTOMTRACKS' ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

     Proposal 4. Adoption of the CustomTracks Corporation 1999 Directors' Stock Option Plan

     General

     On January 28, 1999, the Board of Directors adopted the CustomTracks Corporation 1999 Directors' Stock Option Plan (the "1999 Plan" or the "Plan"), subject to approval of the stockholders of CustomTracks at the meeting. The 1999 Plan provides for the automatic grant of options to acquire shares of CustomTracks' common stock to non-employee directors of CustomTracks, as described below. Assuming approval by CustomTracks' stockholders, the 1999 Plan will replace CustomTracks' 1996 Directors' Stock Option Plan and provisions in CustomTracks' other option plans that provide for the automatic grant of options to directors. Also under the 1999 Plan, directors that are eligible to receive the annual automatic options grants will no longer receive the annual $15,000 retainer fee.

     The maximum number of common stock shares with respect to which options may be granted under the Plan is 750,000, subject to adjustment as described below. The aggregate market value of these 750,000 shares was $41,953,125 as of June 30, 1999. The 1999 Plan will become effective upon approval by the stockholders and will expire ten years from January 28, 1999, unless terminated earlier.

     The purpose of the 1999 Plan is to strengthen the ability of CustomTracks to attract and retain non-employee directors of high caliber through encouraging a sense of proprietorship through stock ownership.

     A copy of the 1999 Plan is attached to this Proxy Statement as Appendix A,
                                                                    ----------
and the following summary is qualified in its entirety by reference to the full text of the 1999 Plan. The following is a summary of certain provisions of the 1999 Plan.

     Automatic Grants of Options; Exercise Price

     The 1999 Plan provides that on the day that a non-employee director is first appointed or elected to the Board of Directors, such director will be granted options to purchase 25,000 shares of CustomTracks' common stock. These options vest six months from the grant date, and the exercise price will be 100% of the common stock price on the grant date.

     Thereafter, on the first business day of each subsequent January during the term of the 1999 Plan, each non-employee director that has served on the Board of Directors at least 12 consecutive months will automatically receive a further grant of options. The number of options received by each non-employee director in a given year will be determined according to the following formula: 1% of the number of CustomTracks' outstanding common stock shares as of the December 31 immediately preceding the grant date divided by the number of then-eligible directors. However, in no event may the number of shares granted a director in any given year exceed one-half of 1% of CustomTracks' outstanding common stock shares. The exercise price for these options will be 120% of the common stock price on the grant date.

     These annual options will be 100% vested as of the grant date. The shares underlying the options are subject to sale restrictions that lapse annually and pro-rata over three years from the option grant date. Thus, one-third of the shares may be sold after one year, two-thirds after two years, and all after three years. The sale restrictions will immediately lapse if (a) a change in control of CustomTracks occurs or (b) the director is removed by vote of the stockholders other than for cause.

     The exercise price of all options under the 1999 Plan may not be "re-priced" without approval of CustomTracks' stockholders (obtained in accordance with applicable law). The options may not be exercised after the tenth anniversary of the grant date.

     The following eligible non-employee directors received immediately vested option grants on January 28, 1999 under the 1999 Plan to acquire the number of shares of CustomTracks' common stock indicated below, subject to the approval of the 1999 Plan by CustomTracks' stockholders at the meeting:

                               NEW PLAN BENEFITS

                                                  Number of Securities
          Name                  Dollar Value (1)   Underlying Options
     -----------------          ----------------  --------------------
     Michael E. Keane                $2,278,449               50,308
     James S. Marston                $2,278,449               50,308
     Antonio R. Sanchez, Jr.         $2,278,449               50,308

__________________
(1) These amounts represent the dollar value of the option grants, based upon the exercise price of $10.65 and the closing price of $55.94 per share of common stock on June 30, 1999.

     The exercise price of these options is $10.65 per share (which is 120% of the closing price of CustomTracks' common stock on January 28, 1999). See "Certain Financial Reporting Consequences of Option Grants under 1999 Plan" below for a discussion of the accounting for stock option grants issued to non-employee directors. Under current financial accounting rules, assuming the 1999 Plan is approved at the meeting, for each of these January 28, 1999 option shares, CustomTracks will incur a non-cash expense equal to the amount, if any, by which the fair market value of CustomTracks' common stock on September 14, 1999 exceeds the $10.65 per share exercise price. This expense will occur in the third quarter of 1999. As noted above, these three directors will also receive immediately vested options to acquire additional shares of CustomTracks' common stock on each subsequent first business day of January that they serve on CustomTracks' Board of Directors.

     All options are "non-qualified" options since they are not qualified under
Section 422 of the Internal Revenue Code of 1986, as amended. The 1999 Plan does not provide for the grant of any type of award other than the automatic grant of options to acquire common stock as described above.

     Amendment and Termination

     The Board of Directors may amend, abandon, suspend or terminate the Plan or any portion thereof at any time in such respects as it may deem advisable in its sole discretion, provided that no amendment shall be made without stockholder approval if such amendment is material or if stockholder approval is necessary to comply with any tax or regulatory requirement. No options may be granted under the 1999 Plan after January 27, 2009.

     Certain Financial Reporting Consequences of Option Grants under 1999 Plan

     Current Rules
     -------------

     The accounting for director stock options is presently determined by the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, assuming the 1999 Plan is approved at the meeting, for each January 28, 1999 option grant share, CustomTracks will incur a non-cash expense equal to the amount, if any, by which the fair market value of CustomTracks' common stock on September 14, 1999 exceeds the $10.65 per share exercise price. This expense will be charged to income in the third quarter of 1999. There would be no charge to income for future grants under the Plan since the option exercise prices would equal or exceed 100% of the fair market value of CustomTracks' common stock on the date of grant.

     Proposed Rules
     --------------

     The current rules are likely to be replaced. The Financial Accounting Standards Board is currently considering adopting new financial accounting rules that affect the valuation for financial reporting purposes of stock options issued to non-employee directors. The proposed rules will require that the fair value of non-employee director stock options be determined using an option pricing model, such as the Black-Scholes model. Under these rules, for the 25,000 initial grant shares, CustomTracks will incur a non-cash charge to income equal to the fair value of the options on the date of grant. The non-cash charge will be amortized over six months, which is the vesting period of the options. However, from the date of grant through the end of the six-month vesting period, the options will be revalued, and CustomTracks will recognize a cumulative catch-up adjustment reflecting any changes in their fair value. For the annual immediately vested options, in the first quarter of each year CustomTracks will incur a non-cash charge to income equal to the fair value of the options granted on January 1 of that year. As a result, CustomTracks' future operating results could be materially impacted by non-employee director option grants and changes in the price of CustomTracks' common stock during the six-month vesting period (which will affect the valuation of the stock options).

     Certain Federal Income Tax Consequences

     An optionee will not realize any taxable income, and CustomTracks will not be entitled to any federal income tax deduction, at the time the option is granted. At the time the option is exercised, however, the optionee generally will realize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the option price paid, and CustomTracks will generally be entitled to a corresponding federal income tax deduction.

     Effect of 1999 Plan on Existing Board Compensation Arrangements

     If approved by CustomTracks' stockholders, the 1999 Plan will replace CustomTracks' 1996 Directors' Stock Option Plan and all other stock option plan provisions that provide for the automatic grant of options to directors. Under these existing plans, a Qualifying External Director receives an option to acquire 25,000 shares of CustomTracks' common stock upon the date of initial election or appointment to CustomTracks' Board of Directors and 2,500 option shares on each subsequent date of re-election to the Board. The option exercise price for both the 25,000 share grant and the 2,500 share grant is the fair market value of CustomTracks' stock on the grant date, and the options vest six months from the grant date.

     Also, if the 1999 Plan is approved by CustomTracks' stockholders, external directors that are eligible to receive the 1999 Plan annual option grants (i.e., those that have served on the Board at least 12 months) will no longer receive a directors' retainer fee (which is currently $15,000 per annum). CustomTracks will continue to pay a retainer fee to non-employee directors until they are eligible to receive the annual grants under the 1999 Plan.

     Amendment to CustomTracks' 1995 Long-Term Incentive Plan

     To decrease the potential dilution to the stockholders that might result from the issuance of stock-based awards under CustomTracks' benefit plans, CustomTracks' has amended its 1995 Long-Term Incentive Plan (the "1995 Plan") to limit the types of awards available thereunder. As amended, the only types of future awards that are permitted under the 1995 Plan are stock options. Prior to amendment, in addition to stock options, the 1995 Plan permitted the award of performance shares, restricted stock and other stock-based awards. Non-employee directors of CustomTracks are not eligible to receive awards under the 1995 Plan, as amended.

     Summary

     The Board of Directors believes that the 1999 Plan is in the best interest of CustomTracks and its stockholders and is necessary to enable it to attract and retain highly qualified non-employee directors. The affirmative vote of a majority of the shares of common stock entitled to vote on, and that vote for or against or expressly abstain with respect to, this matter is required to adopt the 1999 Plan. A vote "FOR" the adoption of the 1999 Plan will, according to the terms of the Plan, approve the grant of immediately vested options to acquire 50,308 shares of common stock, at an exercise price of $10.65 per share, to each of Messrs. Keane, Marston and Sanchez.

     THE BOARD OF DIRECTORS URGES YOU TO VOTE "FOR" THE ADOPTION OF THE CUSTOMTRACKS CORPORATION 1999 DIRECTORS' STOCK OPTION PLAN.

                      DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholders intending to submit proposals to be included in the proxy materials for the 2000 Annual Meeting of Stockholders must submit their proposals in writing so that they will be received by CustomTracks no later than April 12, 2000. The proposals should be directed to the Secretary of CustomTracks, Ronald A. Woessner, CustomTracks Corporation, One Galleria Tower, 13355 Noel Road, Suite 1555, Dallas, Texas, 75240-6604. Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy materials under certain circumstances. To avoid unnecessary expenditures of time and money by stockholders and CustomTracks, stockholders are urged to review this Rule and, if questions arise, consult legal counsel prior to submitting a proposal to CustomTracks.

                                 MISCELLANEOUS

     The Board of Directors of CustomTracks knows of no matters other than those described herein that will be presented for consideration at the meeting. If, however, other matters come before the meeting, the proxy holders intend to vote all proxies in accordance with their best judgment in the interest of CustomTracks.

     A representative of Ernst & Young LLP, independent auditors of CustomTracks, is expected to be present at the meeting, and will be afforded an opportunity to make a statement, if such representative so desires, and to respond to appropriate questions.

     The cost of solicitation of proxies, including the cost of preparing, printing and mailing proxy materials and the cost of reimbursing brokers for forwarding proxies and Proxy Statements to their principals, will be borne by CustomTracks. CustomTracks has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies from stockholders at a fee of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. Proxies may also be solicited without extra compensation by the officers and employees of CustomTracks by telephone, facsimile, telegraph or personally. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares of common stock held of record by such persons, and CustomTracks may reimburse them for reasonable out-of-pocket expenses incurred by them.

     PLEASE DATE, SIGN AND RETURN THE PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY WILL BE APPRECIATED, AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

     A copy of CustomTracks' 1998 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute any part of the proxy solicitation material.

                                    By Order of the Board of Directors



                                    RONALD A. WOESSNER
                                       Secretary
Dallas, Texas
August 10, 1999

                                  APPENDIX A
                                  ----------

                           CUSTOMTRACKS CORPORATION
                       1999 DIRECTORS' STOCK OPTION PLAN

Section 1.  Purpose
            -------

     The purpose of the CustomTracks Corporation 1999 Directors' Stock Option Plan (hereinafter called the "Plan") is to advance the interests of CustomTracks Corporation, a Texas corporation (hereinafter called the "Company"), by strengthening the ability of the Company to attract, on its behalf, and retain External Directors (as defined below) of high caliber through encouraging a sense of proprietorship by means of stock ownership.


Section 2.  Definitions
            -----------


     "Adoption Date" shall mean January 28, 1999.

     "Board" shall mean the Board of Directors of the Company.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time-to-time.

     "Committee" shall mean the entire Board of Directors, or if the administration of the Plan has been delegated to a committee of the Board, a committee selected by the Board and comprised of at least two directors. To the extent necessary to comply with the requirements of Rule 16b-3, the Committee shall consist of two or more Non-Employee Directors.

     "Common Stock" shall mean the Common Stock of the Company, par value $.01 per share.

     "Date of Grant" shall mean the date on which an Option is granted under the Plan.

     "Designated Beneficiary" shall mean the beneficiary designated by the Optionee, in a manner determined by the Committee, to receive amounts due the Optionee in the event of the Optionee's death. In the absence of an effective designation by the Optionee, Designated Beneficiary shall mean the Optionee's estate.

     "Eligible Director" shall mean an External Director who has served on the Board at least 12 consecutive months as of the Date of Grant.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "External Director" shall mean a member of the Board who is not an employee of the Company or a subsidiary.

     "Fair Market Value" shall mean the closing sales price (or average of the quoted closing bid and asked prices if there is no closing sales price reported) of the Common Stock on the date specified as reported by the NASDAQ Stock Market, or by the principal national stock exchange on which the Common Stock is then listed. If there is no reported price information for such date, the Fair Market Value will be determined by the reported price information for Common Stock on the day nearest preceding such date.

     "Grant Shares" shall mean, with respect to each Eligible Director for a particular year, a number of shares calculated according to the following formula: 1% of the number of the Company's outstanding Common Stock shares as of the December 31 immediately preceding the Date of Grant divided by the number of then-Eligible Directors. In no event, may the number of Grant Shares in any given year to any given Eligible Director exceed one-half of 1% of the Company's outstanding Common Stock shares.

     "Non-Employee Director" shall have the meaning given such term in Rule
16b-3.

     "Option" shall mean a nonqualified option to purchase shares of the Company's Common Stock.

     "Optionee" shall mean the person to whom an Option is granted under the Plan or who has obtained the right to exercise an Option in accordance with the provisions of the Plan.

     "Rule 16b-3" shall mean Rule 16b-3 of the rules and regulations under the Exchange Act as it may be amended from time-to-time and any successor provision to Rule 16b-3 under the Exchange Act.


Section 3.  Administration
            --------------

     The Plan shall be administered by the Committee. The Committee shall have sole and complete authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time-to-time deem advisable, and to construe, interpret and administer the terms and provisions of the Plan and the agreements thereunder. The determinations and interpretations made by the Committee are final and conclusive and binding on all persons.

Section 4.  Eligibility
            -----------

     All External Directors shall be eligible to receive awards of Options under the Plan.

Section 5.  Maximum Amount Available for Awards
            -----------------------------------

     Subject to the provisions of Section 9, the maximum number of shares of Common Stock in respect of which Options may be granted under the Plan shall be 750,000 shares of Common Stock. Shares of Common Stock may be made available from authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market. In the event that an Option is terminated unexercised as to any shares of Common Stock covered thereby, such shares shall thereafter be again available for award pursuant to the Plan.

Section 6.  Stock Options
            -------------

     (a) During the term of the Plan, on the day that an External Director is first appointed or elected to the Board, such director shall be granted nonqualified Options to purchase 25,000 shares of the Company's Common Stock. Also, during the term of the Plan, on the first business day of January of each year after the Adoption Date, each Eligible Director shall be granted Options to purchase the Grant Shares. Each Eligible Director serving on the Board on the Adoption Date shall be granted Options to purchase the Grant Shares, effective as of the Adoption Date. Directors that receive the Grant Shares are not eligible to receive a directors' retainer cash payment, although they are eligible to be reimbursed for expenses related to Board activities.

     (b) All Options granted under the Plan prior to shareholder approval of the Plan shall be subject to the approval of the Plan by the shareholders of the Company.

     (c) The exercise price of the 25,000 share option grants shall be 100% of the Fair Market Value of the Common Stock on the Date of Grant. The exercise price for the Grant Shares shall be 120% of the Fair Market Value of the Common Stock on the Date of Grant. The exercise price of any outstanding Options may not be repriced without the approval of the Company's shareholders (obtained in accordance with applicable law), given in each specific instance.

     (d) Each Option hereunder shall be evidenced in writing, delivered to the Optionee, and shall be exercisable at such times and subject to such terms and conditions as specified in the applicable grant and agreement, subject to the following principles:


     (1) the 25,000 share option grants shall vest six months from the Date of Grant, while the Grant Shares option grants shall be 100% vested as of the Date of Grant;

     (2)  the Grant Shares are subject to the following transfer restrictions:
          100% of the shares may not be transferred for one year from the Date of Grant, 66% of the shares may not be transferred for two years, and 33% may not be transferred for three years; and the sale restrictions will immediately lapse if (a) a change in control of CustomTracks occurs or (b) the director is removed by vote of the shareholders other than for cause; and

     (3) the Options may not be exercised after the tenth anniversary of the Date of Grant.

     The Committee may impose such conditions with respect to the exercise of Options (that are consistent with the foregoing principles), including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

     (e) No shares shall be delivered pursuant to any exercise of an Option until cash payment in full of the option price therefor is received by the Company. If the shares to be purchased are covered by an effective registration statement under the Securities Act of 1933, any Option may be exercised by a broker-dealer acting on behalf of an Optionee if (a) the broker-dealer has received from the Optionee instructions signed by the Optionee requesting the Company to deliver the shares of Common Stock subject to such Option to the broker-dealer on behalf of the Optionee and specifying the account into which such shares should be deposited, (b) adequate provision has been made with respect to the payment of any withholding taxes due upon such exercise, and (c) the broker-dealer and the Optionee have otherwise complied with Section 220.3(e)(4) of Regulation T, 12 CFR Part 220, or any successor provision. The Company shall have the right to deduct from all amounts paid to an Optionee in cash (whether under the Plan or otherwise) any taxes the Company withholds in respect of Options under the Plan.

     (f) The Company shall not be required to issue any fractional shares upon the exercise of any Options granted under the Plan. No Optionee or such Optionee's legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any shares subject to an Option unless and until said Option has been exercised and the purchase price of the shares in respect of which the Option has been exercised has been paid. Unless otherwise provided in the agreement applicable thereto, an Option shall not be exercisable except by the Optionee or by a person who has obtained the Optionee's rights under the Option by will or under the laws of descent and distribution or pursuant to a "qualified domestic relations order" as defined in the Code, and no right or interest of any Optionee shall be subject to any lien, obligation or liability of the Optionee.

Section 7.  Plan Amendments
            ---------------

     The Board may amend, abandon, suspend or terminate the Plan or any portion thereof at any time in such respects as it may deem advisable in its sole discretion, provided that no amendment shall be made without shareholder approval if such amendment is material or if shareholder approval is necessary to comply with any tax or regulatory requirement.

Section 8.  Restrictions on Issuance of Options and Option Shares
            -----------------------------------------------------

     The Company shall not be obligated to issue any shares upon the exercise of any Option granted under the Plan unless: (1) the shares pertaining to such Option have been registered under applicable securities laws or are exempt from such registration; (2) if required, the prior approval of such sale or issuance has been obtained from any state regulatory body having jurisdiction; and (3) in the event the Common Stock has been listed on any exchange, the shares pertaining to such Option have been duly listed on such exchange in accordance with the procedure specified therefor. The Company shall be under no obligation to effect or obtain any listing, registration, qualification, consent or approval with respect to shares pertaining to any Option granted under the Plan. If the shares to be issued upon the exercise of any Option granted under the Plan are intended to be issued by the Company in reliance upon the exemptions from the registration requirements of applicable federal and state securities laws, the recipient of the Option, if so requested by the Company, shall furnish to the Company such evidence and representations, including an opinion of counsel satisfactory to it as the Company may reasonably request.

     The Company shall not be liable for damages due to a delay in the delivery or issuance of any stock certificates for any reason whatsoever, including, but not limited to, a delay caused by listing, registration or qualification of the shares of Common Stock pertaining to any Option granted under the Plan upon any securities exchange or under any federal or state law or the effecting or obtaining of any consent or approval of any governmental body.

     The Committee may impose such other restrictions on the ownership and transfer of shares issued pursuant to the Plan as it deems desirable; any such restrictions shall be set forth in the agreement applicable thereto.

Section 9.  Adjustment to Shares
            --------------------

     In the event that the Committee shall determine that any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall adjust appropriately any or all of (a) the number and kind of shares that thereafter may be optioned under the Plan, (b) the number and kind of shares subject of Options and (c) the exercise price with respect to any of the foregoing and/or, if deemed appropriate, make provision for cash payment to an Optionee or a person who has an outstanding Option; provided, however, that the number of shares subject to
                       --------  -------
any Option shall always be a whole number.


Section 10. Effective Date; Term; Effect on 1996 Plan
            -----------------------------------------

     Subject to the approval of the shareholders of the Company, the Plan shall be effective as of the Adoption Date. No Options may be granted under the Plan after January 27, 2009; however, all previously granted Options that have not expired under their original terms or will not then expire at the time the Plan expires will remain outstanding. The Plan supersedes the Company's 1996 Directors' Stock Option Plan, effective upon the approval of the Plan by the Company's shareholders.

Section 11. General Provisions
            ------------------

     (a) Neither the Plan nor any Option granted hereunder is intended to confer upon any Optionee any rights with respect to continuance of the utilization of his or her services by the Company, nor to interfere in any way with his or her right or that of the Company to terminate his or her services at any time (subject to the terms of any applicable contract, law, regulation, and the articles and bylaws of the Company).

     (b) No Optionee or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she has become the holder thereof.

     (c) The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Texas (without giving effect to its conflicts of laws rules) and, to the extent applicable, federal law.

     IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf as of the 28th day of January 1999.



                                             CUSTOMTRACKS CORPORATION


                                             By:________________________________

                                             Title:_____________________________

                                             Date:______________________________

                           CUSTOMTRACKS CORPORATION
                Board of Directors Proxy for the Annual Meeting
 Of Stockholders at 9:00 a.m. (registration at 8:30 a.m.), September 14, 1999


     The undersigned stockholder of CustomTracks Corporation ("CustomTracks") hereby appoints David P. Cook and Steve M. York, or either of them, as proxies, each with full power of substitution, to vote the shares of the undersigned at the above-stated meeting and at any adjournment thereof:

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED ACCORDING TO YOUR DIRECTIONS MADE ON THE REVERSE SIDE. IF YOU DO NOT VOTE ON A PARTICULAR ITEM (OTHER THAN ITEM (5), THIS PROXY WILL BE VOTED "FOR" THAT ITEM. THE PROXY HOLDERS WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (5). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

                      (Please sign on the reverse side.)

                         (Continued from reverse side)

--------------------------------------------------------------------------------

     (1)  Election of Directors:

          FOR all nominees listed below                WITHHOLD AUTHORITY
          (Except as provided to the contrary below)   to vote for all nominees
                                                       below

     David P. Cook, Michael E. Keane, James S. Marston, Jack L. Martin, Antonio
     R. Sanchez, Jr., Dr. Ben G. Streetman and Mark A. Tebbe.

     INSTRUCTION: To withhold authority to vote for an individual nominee, write that nominee's name on the following line.

--------------------------------------------------------------------------------

     (2)  Change of CustomTracks' name to "ZixIt Corporation:"

          FOR            AGAINST              ABSTAIN

--------------------------------------------------------------------------------

     (3) Increase number of authorized shares of common stock from 30 million to 175 million:

          FOR            AGAINST              ABSTAIN

--------------------------------------------------------------------------------

     (4)  Adoption of the CustomTracks Corporation 1999 Directors' Stock Option
Plan:

          FOR            AGAINST              ABSTAIN

--------------------------------------------------------------------------------

     (5) On any other business that properly comes before the meeting or any adjournment thereof.

          The undersigned revokes any proxies given prior to the date hereof.

     Receipt herewith of CustomTracks' 1998 Annual Report and Notice of Annual Meeting and Proxy Statement, dated August 10, 1999, is hereby acknowledged.

               Dated: ____________________________________________, 1999

                      ____________________________________________

                      ____________________________________________

                      (Signature of Stockholder(s))

                      (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

                       PLEASE SIGN, DATE AND MAIL TODAY.